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                                   EXHIBIT 5

            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP



                              November 7, 2000


Optical Communication Products, Inc.
20961 Knapp Street
Chatsworth, California  91311


       Re: Optical Communication Products, Inc. - Registration Statement for
           Offering of an Aggregate of 20,658,440 Shares of Class A Common Stock
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Dear Ladies and Gentlemen:

       We have acted as counsel to Optical Communication Products, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 11,591,680 shares of the Company's Class A common stock reserved for issuance under the Company's 2000 Stock Incentive Plan (the "Incentive Plan"), (ii) 300,000 shares of the Company's Class A common stock reserved for issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"), and (iii) 8,766,760 shares of the Company's Class A common stock reserved for issuance under special option grants made to certain individuals pursuant to written compensation agreements (the "Individual Options").

       This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

       We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the Incentive Plan, the Purchase Plan, and the Individual Options. Based on such review, we are of the opinion that, if, as and when the shares of the Company's Class A common stock have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements or direct stock issuances duly authorized under the 2000 Stock Incentive Plan and in accordance with the Registration Statement, (b) direct stock purchases duly authorized under the Purchase Plan and in accordance with the Registration Statement, or (c) the provisions of option agreements duly authorized under the Individual Options and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

       We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

       This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the Purchase Plan, the Individual Options, or the shares of the Company's Class A common stock issuable under such plans and arrangements.

                                    Very truly yours,



                                    BROBECK, PHLEGER & HARRISON LLP